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                                                                    EXHIBIT 10.6

                                  DEAN & DELUCA
                                  560 Broadway
                            New York, New York 10012



                                February 23, 2000



Mr. Curt Gray
3246 Kara Court
Salt Lake City, UT  84121

Dear Curt:

It is my pleasure to confirm our offer of at will employment with Dean & Deluca, Inc. ("Dean & DeLuca") as Executive Vice President ("EVP") of the Retail Division.

As EVP of the Retail Division, you will report directly to me and have direct P&L and operations responsibility for all Dean & DeLuca markets and cafes. Your main responsibility will be to optimize the operating performance of existing and new retail units, which will include, among other things, driving sales, maximizing profits, standardizing best practices, and enhancing brand awareness and consistency. You will also have responsibility for all new store openings, including site identification, construction, design, staffing, training and all related matters pertaining to the roll-out of new Dean & DeLuca markets and cafes.

We would anticipate that for the next year, you will need to travel extensively and can operate out of a home office during this period. Thereafter, you will be expected to relocate to San Francisco, and office out of the corporate headquarters.

Your annual base salary will be $215,000, with a $25,000 sign-on bonus payable when the company goes public. Additionally, you will be eligible to earn a bonus of up to 50% of your base salary, payable on your first anniversary date, based on achieving mutually acceptable targets and objectives, although 50% of the bonus will be guaranteed. The entire bonus, however, is contingent upon Dean & DeLuca successfully completing an IPO. Your annual base salary will be subject to adjustment based on a documented formula which measures the difference of cost of living between Salt Lake City and San Francisco. We will also pay reasonable travel and shipping expenses from Salt Lake City to San Francisco.

Finally, you will be granted 120,000 options to acquire the common stock of Dean & DeLuca at $4.18 per share, subject to our four-year vesting schedule (the options become automatically vested in the


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event of change of control). A copy of the stock option plan and stock option agreement is enclosed with this letter.

You will also be eligible to participate in our 401K plan after one year of employment and participate in our standard healthcare plan, upon completion of 90 days of employment (we will reimburse you for your COBRA payments during this 90-day period). You will be entitled to three weeks of vacation during your first year.

Curt, Dane and I are extremely pleased that you will be joining our team, and believe you will make a valuable contribution to the company as it embarks on its exciting new growth initiatives. We look forward to you joining us within the next three weeks. Please let me know your firm start date.

If the terms of this letter are consistent with our understanding, please sign below and fax to Dane at 212-965-1765 upon receipt. Otherwise, call me if you have any questions or comments.

Yours sincerely,


/s/ JOHN RICHARDS
------------------------
John Richards
President



I accept employment with Dean & DeLuca according to the terms set forth above. My start date will be March 20, 2000.


/s/ CURTIS L. GRAY            2/23/00
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